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                                                                      EXHBIT 5.1

                                  [LETTERHEAD]


                                 March 17, 1997







National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, CA  95052

          Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which National Semiconductor Corporation (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) options outstanding as of the date hereof (the "Options") to purchase an aggregate of 759,907 shares of Common Stock, par value of $.50 per share, of the Company (the "Shares") granted under the 1995 Stock Option Plan for Officers and Key Employees of Mediamatics, Inc. dated January 1, 1995, as amended, and the 1997 Stock Option Plan of Mediamatics, Inc. dated February 27, 1997 (collectively, the "Plans") and (ii) the sale by the Company of the Shares pursuant to the Plans and the stock option agreements relating to the Options (the "Option Agreements"). Effective March 17, 1997, National assumed the obligations of Mediamatics, Inc. under the Plans and the Option Agreements.

          We are familiar with the proceedings undertaken and to be taken by the Company in connection with the Options and the Options Agreements and the authorization, issuance and sale by the Company of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Our opinion herein is limited to the effect on the subject transaction of United States Federal law, the General Corporation Law of the State of Delaware and with respect

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National Semiconductor Corporation
March 17, 1997
Page 2


to paragraph 1 below, the internal laws of the State of California. We assume no responsibility regarding the applicability to, or the effect thereon, of the laws of any other jurisdiction.

          Subject to the foregoing and the other qualifications set forth herein, we are of the opinion that as of the date hereof:

          1. Each applicable Option Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

          2. The Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plans and applicable Option Agreements and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          The opinion set forth in paragraph 1 above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;
(iii) the effect of California law, which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made or contrary to public policy; and (iv) certain rights, remedies and waivers contained in the Option Agreements may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Option Agreements invalid or unenforceable as a whole.

          To the extent that the obligations of the Company under the applicable Option Agreements may be dependent upon such matters, we assume for purposes of this opinion that each Option Agreement has been duly authorized, executed and delivered by the applicable Option holder and constitutes a legally valid, binding and enforceable obligation of the Option holder, enforceable against the Option holder in accordance with its terms; and that the Option holder has the requisite legal power and authority to perform his or her obligations under each such Option Agreement.

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National Semiconductor Corporation
March 17, 1997
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          We consent to your filing this opinion as an exhibit to the
Registration Statement.

                              Very truly yours,




                              /s/ LATHAM & WATKINS